Exhibit 99.1

Conference Call Script

AbTech Holdings, Inc. - First Quarter 2015 Financial Results

Monday, May 18, 2015, 11:00amET

YVONNE ZAPPULLA

Good afternoon and thank you for joining us for AbTech’s First Quarter 2015 Financial Results Conference Call. The First Quarter financial report press release was issued this past Friday prior to the market open. The press release is available on the Company’s website – on both the home page and Investor tab at www.abtechindustries.com. A copy of this call will be available for review approximately one hour after its completion through the webcast link found on AbTech’s home page as well as in the earnings press release. One quick additional note, AbTech continues to build its social media presence and we encourage you to follow the company on twitter and facebook. Before we begin, I would like to state the following:

During this call, the management and representatives of AbTech Holdings, Inc. may make comments that may be deemed to be "forward-looking statements" which are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. AbTech assumes no obligation to update any forward-looking information with respect to the announcements described herein.

With us today is Glenn Rink, Founder and CEO of AbTech Holdings, Inc., Jonathan Thatcher, the company’s chief operating officer, and Lane Castleton, AbTech’s Chief Financial Officer, who will review the first quarter 2015 financials. However, before doing so, Glenn would like to make a few opening comments, and, after Lane’s financial review Jonathan will provide an overall business update.

I would now like to turn the call over to AbTech’s Founder and CEO, Glenn Rink.

GLENN R. RINK

Thank you Yvonne and importantly, THANK each of YOU for your interest and support for AbTech. To begin I would like to talk about the ongoing federal investigation and the impact it has had on AbTech’s business. There have been numerous articles published in newspapers and covered by other media outlets regarding the status of the investigation and the complaint that has been filed against Dean Skelos and his son Adam Skelos. Although the Company is not a target of the investigation, as the media has reported, its existence has cast a shadow over one of our key initiatives: the implementation of public private partnerships or P3’s to assist municipalities in addressing their pressing needs related to stormwater.

AbTech’s P3 approach, although done in many other municipal settings, was unique in the municipal stormwater market. AbTech was investing heavily in educating potential customers, seeking contracts, and building out the infrastructure to support the initiative. Our budding efforts were challenging, fraught with extended schedules but at the same time exciting as we were seeing incremental progress towards our ultimate vision.

As the federal probe progressed and was reported in the media, regrettably, but understandably, various organizations made decisions reflective of their needs and priorities. Our partner Corvias Group, requested to terminate our agreements, with AbTech mutually agreeing to waive the contractual 90-day termination provision. In addition, on May 12th we were notified by Nassau County that effective immediately we were to suspend all work under our current contract until when, or indeed if, the County wished to resume work under the contract. Despite these enormously disappointing outcomes, AbTech has worked professionally and collaboratively with our partners, customers, and the investigative requests.

While our nascent P3 efforts could likely have withstood some setbacks in the process, this highly atypical and devastating set of events has made it impractical to continue to invest in the strategy in the near-term. Accordingly, we have looked at expenses and have already identified and eliminated $865,000 in annual costs or $72,000 in monthly savings across consultants, personnel and other operating expenses. We will continue to seek out additional opportunities to reduce our monthly burn rate.

In all of this news none of the negative events relates to the goodness, utility and value that the Smart Sponge® technology brings to stormwater management and more broadly the environment. Nor does it diminish the important role WE EXPECT P3’s WILL play in the management of municipal stormwater.

We truly appreciate all the support during this very difficult time.

With that I would now like to turn the call over to Lane Castleton, CFO and Treasurer of AbTech Holdings for a review the Company’s first quarter financials.

LANE CASTLETON

Thank you Glenn. Good morning to all those on the call and thank you for taking the time to participate in this call today.

During the first quarter 2015, AbTech did experience some moderate revenue growth but revenues were still well below our expectations and the expectations of most investors. Despite the tremendous set back we are experiencing in the public stormwater market, we continue to see growing evidence that several emerging markets we have targeted are still worth pursuing and that AbTech is well-positioned to compete in these markets.

AbTech’s revenues for the first quarter more than doubled over the prior year to $204,000. 93% of revenues came from Smart Sponge product sales, including $107,000 to our UK distributor Naylor Industries, with only $14,500 attributed to the now suspended Nassau County project for design work.

In the first quarter we achieved improved gross margins on sales of 40.2% - despite our greatly underutilized manufacturing facility which was operating at a capacity utilization rate of just 4% for the quarter. In the future, as our revenues begin to gain traction, specifically in product sales and engineering, we expect gross margins to continue to improve significantly.

AbTech reported a loss from operations of $1.2 million for the first quarter ended March 31, 2015, versus a loss from operations of $1.3 million incurred in both the same period of the prior year, and the 4th quarter of 2014. Our operating expenses during the quarter totaled $1.2 million, an $80,000 decrease over last year’s first quarter and a $139,000 decrease over the 4th quarter of 2014. The decrease was primarily attributed to a reduction in research and development expense given the conclusion of Oil &Gas field validation work during 2014. Going forward we will continue to closely scrutinize our operating expenses to achieve additional annual savings as Glenn mentioned earlier in this call.

Now a quick word on interest expense before I move on to the balance sheet.

Interest expense in first quarter increased to $400,000 compared to $167,000 in the same period of 2014 and $356,000 in the fourth quarter of 2014 as a result of the interest costs related to the $5 million 7.5% Secured Promissory Notes issued by AbTech during 2014. While only approximately $11,000 of cash was used to pay interest in the first quarter of 2015, the amount of interest accrued on outstanding debt totaled $178,000 during the quarter. The remaining interest expense for the quarter includes non-cash items such as amortization of note discounts, deferred financing costs and accounting for beneficial conversion features.

Our cash balance at quarter end totaled approximately $979,000. At March 31, 2015, the face amount of the Company’s outstanding short term debt totaled $9.6 million of which $4.8 million is convertible. In addition, the Maturity Dates of approximately $4.5 million of the debt outstanding today may be extended up to two times by 90 days each with each extension resulting in a 2% increase in the interest rate and a 10% increase in the warrant shares that were originally issued with the notes. At March 31, 2015 the face amount of the Company’s long term debt totaled $600,000, all of which is convertible debt. Subsequent to quarter end, in April 2015, AbTech issued a 7.5% Junior Secured Promissory Note to a related party investor for $250,000 and repaid approximately $875,000 of debt plus accrued interest of approximately $71,000. Just this morning we announced that we have secured an additional $1.4 million in a 7.5% Secured Promissory Note.

The company’s cash burn from operations averaged $366,000 per month during first quarter of 2015 – that is a $109,000 per month lower cash burn than this same period last year. We will have additional capital needs in 2015 to fund operations and provide the working capital to fulfill orders and contracts. Aside from additional debt and possible extension of existing debt, should we chose that option, we also have other funding alternatives that we will consider as needed to fund operations including the immediate access to an untapped, $2 million equity line of credit, although at the Company’s current stock price that is an unattractive option.

As of March 31, 2015, AbTech had approximately 68.5 million shares of common stock outstanding, consistent with year-end 2014. The Company's fully diluted share count increased by approximately 1.5 million shares during the quarter to 102.5 million shares at March 31, 2015 due largely to performance-based options granted to directors and officers of the Company that ONLY vest if certain performance objectives are met during 2015 and warrants for 526,250 shares issued with debt financings, offset by the expiration of warrants for approximately 639,000 shares during the quarter. At March 31, 2015, our federal tax loss carry forwards totaled approximately $45 million with state tax loss carry forwards at $23 million.

To further discuss our business opportunities, I would now like to turn the call over to Jonathan Thatcher to discuss our going forward strategy and opportunities.

JONATHAN THATCHER

Thank you Lane. Good morning.

Given recent events, we must articulate a clear strategy for moving the Company forward. Although the P3 strategy was a key initiative, it was not the only initiative that AbTech was pursuing. Management has spent significant effort to define and select ways to focus the Company’s resources to make significant material progress during 2015. The five primary initiatives for the remainder of 2015 are:

1.	More aggressively grow our stormwater product sales business.

2.	Launch in 3rd quarter our integrated stormwater program for commercial customers.

3.	Accelerate the time-to-market of our heavy metals technology.

4.	Seek out a new partner for our P3 model stormwater strategy.

5.	Opportunistically complete transactions that accrete revenue, enhance our technology and broaden our offerings.

Starting in 4th quarter of 2014 we began focusing more on our stormwater product sales business. This is a desirable portion of our business for several reasons. First, the customers are diversified amongst municipalities, commercial property owners, airports and the Department of Defense. Secondly, our gross margins are typically between 45 to 70%. Thirdly, though the sales cycle will vary by customer segment and the scope of the project, it generally has a much shorter sales cycle.

Tactically to support our efforts we launched a commission-based sales incentive program for our salespeople on January 1, 2015. Additionally, we are expanding our web presence to launch a more product focused web experience for those customers. Finally, we are automating certain parts of our process to improve accuracy and reduce fulfillment time for revenue recognition purposes. This is what we call our bread and butter business. Thus far we have not only been experiencing reorders of past installations such as airport locations, but are also seeing expansion of existing installations like those at a California military base and new orders in particular from big-box retailers. We see this initiative potentially contributing substantially to our revenue line in 2015.

Our second initiative - We are anticipating the launch of our integrated Stormwater Fee Credit Program in the 3rd quarter of this year. Many municipalities have implemented a separate stormwater fee or tax on property owners. In conjunction with the new fee or tax, the municipalities have provided an opportunity for the property owner to offset all or a portion of these fees by improving the quality of stormwater or reducing the quantity of stormwater going into the system. Both quality and quantity of stormwater drive the municipality’s required investment into the stormwater system. Our Stormwater Fee Credit Program will allow customers to start saving money immediately, with no out-of-pocket costs to participate, which will improve the customers compliance with existing regulations and contribute to the organization’s sustainability initiatives. The Program, which will initially focus on improving stormwater quality, requires a five or ten year customer commitment and includes all services to design, install, maintain, and replace products. We are well down the road with this program and are already in front of many of our initial target customers. In the future, this program may also expand to provide solutions to address stormwater quantity issues. Importantly, program financing is a key component of this offering. The financing facility we are working to put in place will be sufficient to support up to $15 million to the topline with Program gross margin expectations of 30%, exclusive of incentive discounts that may be provided to initial customers. The current potential financing partner we have been working with would like to see the initial credit facility fully utilized within 18 months.

AbTech is also focusing some additional resources in order to accelerate our time-to-market of the heavy metals technology. Testing on the media technology that we in-licensed last year, has continued to perform positively, with one specific application exception which I will touch on in a minute. The removal of heavy metals typically found in stormwater and the removal of the nutrient phosphate, continues to perform well. We also believe that in early 3rd quarter we will have a scaled up manufacturing process that will be capable of producing commercial scale quantities of media. Encouragingly, our continued testing seems to be demonstrating excellent removal rates even with very short retention times. Additional testing is underway, but the results are looking excellent. One challenge that we had was with the key target application to selenium from mine water. In testing using actual mine water samples, as opposed to laboratory prepared spiked samples which were excellent, we had poor performance results because of the presence of sulphates in much higher concentrations than our target selenium. We are seeking to address this by changing the metal used in the ion exchange to one that has much greater affinity to selenium than sulphate. Three different metals are being tested and we hope that we will be able to have a media that “ignores” the sulphates and selectively removes the selenium.

As previously stated, we continue to see tremendous long-term value in the P3 model to address stormwater issues with municipalities. Certainly we are disappointed with the loss of our first partner and obviously the controversy surrounding our first contract of this nature. Other groups have continued to engage the Company, even through the recent struggles, seeking partnerships in this realm. The P3 model is not one that AbTech could hope to execute entirely on its own and a large significant partner would be key. We continue to believe in the concept and its associated value to work to try and close another relationship prior to the year end. Our role in this endeavor will be quite different from our previous efforts. AbTech’s role will be as a facilitator of the implementation of the model and technology provider, versus one of being a prime contractor.

And finally, our fifth priority is to seek out on an opportunistic basis deals that build top line revenue, contribute to gross margin, and expand our base of technology and offerings. The Company currently has one such opportunity in the analysis stage.

Positive performance in each of these priority areas the Company believes will result in significant material progress to our 2015 financial performance goals and objectives. The composition of the business may look dramatically different than our vision going into 2015, but that is to be expected given the unprecedented challenge presented to us in first and second quarter of this year.

INTERNATIONAL

We are continuing to support Naylor Industries, our UK distributor, and SPEL environmental, our Australian distributor. In January we completed and shipped the initial Naylor order of approximately $107,000. Importantly, we are also collaborating with Naylor on the development of the CSO solution, which is short for Combined Sewer System Overflow solution, which I will talk more about in a moment.

Due to the challenges the Company currently faces here in the US, constrained resources and our stated priorities, the Company has decided to suspend our continued investment into the landfill leachate market in the UK. We continue to maintain our exclusive global rights to the liquid/solid separation technology, but are instead going to focus on less aggressive, and expensive, domestic opportunities to deploy the initial units. We continue to believe in the opportunity for the technology in the UK, but feel we can get smaller units to market faster and less expensively here in the US. In particular, we are experiencing immediate demand from the oil and gas industry. As widely reported in the media, Oklahoma has been experiencing a significant increase in minor earthquakes that have been linked to the sheer volume of water being injected via salt water disposal wells. Now that Oklahoma is limiting the volume of water that may be reinjected and the costs for doing so are rising, companies are looking for alternative solutions to evaporate the produced water onsite. This represents a more immediate and less costly opportunity for us to pursue in the near-term. It will also provide important performance data and implementation experience with the technology.

RESEARCH AND DEVELOPMENT

The lead effort in R&D is the heavy metals program that was previously discussed. In addition to that effort, several other initiatives are underway. The Company is pursuing the development of a solution for combined sewer overflow systems or CSO systems. These are systems where stormwater and raw sewage are handled using the same infrastructure versus separate systems. CSO’s are common on the East coast of the US and internationally throughout the world. We have immediate demand for a solution both domestically in the US and in the UK, importantly on the River Thames. We are completing a feasibility analysis that will include technology selection, preliminary design, and economic analysis. This should be completed in 4th quarter 2015 and will be key to assessing the opportunity going forward.

In addition, Upen Bharwada, the Company’s new chief technology officer, is moving forward with an application to use Smart Sponge Plus as a pretreatment to salt water reverse osmosis systems. The basic premise is twofold. The primary purpose is to reduce biofouling of the membranes. Essentially when sea water is brought into the system, bacteria hitches a ride and attaches to the surface of the membrane. As those bacteria accumulate and propagate, the membrane operates progressively less efficiently. Smart Sponge Plus happens to be very effective at reducing the key “ringleader” bacteria in this process. An additional benefit of using Smart Sponge as the substrate is that it will also remove the hydrocarbons that will foul the RO membranes. A cartridge based system for boats and larger terrestrial systems for desalination plants are the initial target markets.

In Sum – while the municipal stormwater P3 market will take a strategic back seat at this time , we are quick to react – and the reality is, we have a core business that is building on the commercial side that we now have the opportunity to focus our resources to accelerate that growth. 2015 we believe will show significant, material improvement in revenue and gross margin.

QUESTIONS & ANSWERS

Because of the current federal investigation we will not be taking questions on this call today. However, I did want to take a moment to respond to some questions that we have been asked over the last few weeks.

What is the status of the federal investigation?

AbTech continues to cooperate with the investigators and to produce documents and provide information to investigators as requested. Counsel has been informed that the Company is not a target of the investigation. Due to the ongoing nature of the investigation, we cannot comment any further than the statements made here, through press releases or in our required SEC filings.

Can AbTech survive these recent setbacks?

AbTech is fortunate to be supported by very dedicated investors, board of directors, advisory board and management. AbTech believes strongly in its technologies, priorities and future business opportunities.

How are you going to deal with the current significant short-term debt?

More than 90% of the outstanding debt is held by non-institutional investors who have been, and continue to be, very supportive of the Company. In advance of the debt coming due, the Company plans to convert, extend or replace it.

Despite all of the delays and missed targets, now the federal investigation, why have there not been any changes to senior management?

Over the last six weeks, the company has made many significant cuts across the board, which currently totals $865,000 annually, or $72,000 in monthly burn. A portion of these savings comes from the elimination of several full time positions in the company, including two senior management positions.

Given the cuts made to date, does the Company have the resources to pursue and execute on its stated 2015 priorities?

Yes, the Company has made the cuts with 2015 resource needs in mind. Certain initiatives will require additional resources as they expand, for example our Stormwater Fee Credit Program, but those are primarily sales and fulfillment position that will expand in conjunction with Program success.

Given the lackluster revenue to date, are there technology issues with the core technology that turns customers off?

No, the Company is not aware of any technology related issues. In fact, the Company has more knowledge, field data, and hands-on experience than ever before.

Can you provide more specifics regarding the Stormwater Fee Credit Program?

Sure, some significant progress has been made, although there is still more to complete. We are working with the launch City’s stormwater managers. We have confirmed acceptance of our technology and are now working to routinize the site specific approval process. We are under a Letter of Intent with a financing partner and engaged in due diligence. We have also begun working with initial customers, who may be offered some incentive discounts to be first adopters and references for the Program.

With that, I would like to thank each of you again for your patience and support during this time.

GLENN RINK

Thank you for your time and interest in our Company. A couple of quick housekeeping notes – we are holding our Annual Shareholder Meeting on Thursday May 28, 2015 at 10am PDT in our offices in Scottsdale Arizona. All shareholders are welcome and we ask you to please confirm your attendance – we have already received a number of RSVPs. Our next conference call will review our second quarter 2015 financial results, in mid- August. Have a great remainder of the day.